                                                               EXHIBIT 99.C

                           National Steel Corporation

                             Offer to Exchange its
                 First Mortgage Bonds, 9 7/8% Series D due 2009
                       for any and all of its outstanding
             First Mortgage Bonds, 9 7/8% Series A due 2009 and/or
                 First Mortgage Bonds, 9 7/8% Series C due 2009


 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
   , 1999 UNLESS EXTENDED.


To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:                            May   , 1999

  National Steel Corporation, a Delaware corporation, (the "Company") is offering upon the terms and conditions set forth in the Prospectus, dated
          , 1999 (as the same may be amended from time to time, the "Prospectus"), and in the related Letter of Transmittal enclosed herewith, to exchange (the "Exchange Offer") its First Morgtage Bonds, 9 7/8% Series D due 2009 (the "Exchange Bonds") for an equal principal amount of its First Morgtage Bonds, 9 7/8% Series A due 2009 and/or its First Morgtage Bonds, 9 7/8% Series C due 2009 (collectively, the "Original Bonds" and, together with the Exchange Bonds, the "Bonds"). As set forth in the Prospectus, the terms of the Exchange Bonds are identical in all material respects to the Original Bonds, except for certain transfer restrictions relating to the Original Bonds and except that the Exchange Bonds will not contain certain provisions relating to an increase in the interest rate which were included in the Original Bonds under certain circumstances relating to the timing of the Exchange Offer. Original Bonds may only be tendered in integral multiples of $1,000.

  THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE EXCHANGE OFFER--CONDITIONS TO THE EXCHANGE OFFER" IN THE PROSPECTUS.

  Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

    1. The Prospectus, dated           , 1999.

    2. The Letter of Transmittal to exchange Bonds for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to exchange Bonds.

    3. A form of letter which may be sent to your clients for whose accounts you hold Original Bonds registered in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Exchange Offer.

    4. A Notice of Guaranteed Delivery.

    5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

    6. A return envelope addressed to The Chase Manhattan Bank, the Exchange Agent.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON           , 1999, UNLESS EXTENDED. PLEASE FURNISH COPIES
OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD ORIGINAL BONDS REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE AS QUICKLY AS POSSIBLE.

  In all cases, exchanges of Original Bonds accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such Original Bonds (or, if Original Bonds are to be delivered by book-entry transfer with the Depository Trust Company ("DTC"), confirmation in accordance with DTC's Automated Tender Offer Procedures ("ATOP")), (b) the Letter of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees, and (c) any other documents required by the Letter of Transmittal. A Letter of Transmittal need not be submitted with respect to Original Bonds tendered in accordance with DTC's ATOP procedures.

  If holders of Original Bonds wish to tender, but it is impracticable for them to forward their certificates for Original Bonds prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be offered by following the guaranteed delivery procedure described in the Prospectus under "The Exchange Offer--Guaranteed delivery procedures."

  The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Original Bonds residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

  The Company will not pay any fees or commissions to brokers, dealers or other persons for soliciting exchanges of Bonds pursuant to the Exchange Offer. The Company will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Bonds to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Questions and requests for assistance with respect to the Exchange Offer or for copies of the Prospectus and Letter of Transmittal may be directed to the Exchange Agent at its address set forth in the Prospectus or at (212) 638-0828.

                                          Very truly yours,

                                          National Steel Corporation

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, OR ANY AFFILIATE THEREOF, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

                                       2